UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SURMODICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of SurModics, Inc. will be held on February 4, 2014, at 4:00 p.m. (Minneapolis time), at the Company’s headquarters located at 9924 West 74th Street, Eden Prairie, Minnesota 55344. Shareholders will be asked to:

1. Elect two (2) Class III directors;

2. Set the number of directors at eight (8);

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

4. Approve, in a non-binding advisory vote, the Company’s executive compensation; and

5. Consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on December 6, 2013, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

In addition to the location noted above, the Annual Meeting will also be available via the Internet at www.virtualshareholdermeeting.com/SRDX. You will not, however, be able to vote your shares during the meeting. To vote your shares, we ask that you follow the instructions in the notice of internet availability of proxy materials or the proxy card that you received in the mail.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. Prompt voting will save the Company the expense of further requests.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chair of the Board

Eden Prairie, Minnesota

December 23, 2013

SURMODICS, INC.

Annual Meeting of Shareholders

February 4, 2014

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of SurModics, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 4, 2014 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that the Notice Regarding Availability of Proxy Materials (the “Notice”) and proxy materials will first be mailed to shareholders on or about December 23, 2013.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet or mail. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

Requesting Paper Copies and Voting

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our annual report to shareholders, available online to our shareholders and, as permitted by the rules, paper copies of these materials will only be provided upon request. We are providing to our shareholders (other than those who previously requested electronic or paper delivery) the Notice containing instructions on how to access this proxy statement and related materials online. If your shares are held in “street name”, the Notice will be forwarded to you by your custodian. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote your shares, including via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 6, 2013, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 6, 2013, 13,735,824 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the two nominees for director receiving the highest vote totals will be elected as directors of the Company. The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our Board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement. A shareholder who abstains with respect to the election of directors and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, and Proposal 4 related to executive compensation. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which custodians do not need voting instruction in order to vote shares.

For vote requirement purposes for Proposals 1, 2, and 4, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 6, 2013. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class(1)
Blackrock Inc.	2,029,423	(2)	14.8%
40 East 52nd Street
New York, NY 10022
The Vanguard Group	889,100	(3)	6.5%
100 Vanguard Blvd.
Malvern, PA 19355
Mairs and Powers, Inc.	750,540	(4)	5.5%
332 Minnesota Street
St. Paul, MN 55101
Royce & Associates, LLC	733,300	(5)	5.3%
745 Fifth Avenue
New York, NY 10151

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 6, 2013, or within sixty days of such date.

(2)	Based on Schedule 13F filings by BlackRock, Inc. and its affiliates on November 12, 2013, reporting ownership of 135 shares by BlackRock Asset Management Australia Limited; 482 shares by BlackRock Asset Management Canada Limited; 10,616 shares by BlackRock Asset Management Ireland Limited; 268,332 shares by BlackRock Financial Management, Inc.; 1,612,997 shares by BlackRock Institutional Trust Company, N.A.; 46,600 shares by BlackRock Investment Management (UK) Ltd.; 48,375 shares by BlackRock Investment Management, LLC; and 41,886 shares by BlackRock Japan Co., Ltd.

(3)	Based on a Schedule 13G filed on February 11, 2013, which reported sole voting power and sole and shared dispositive power as follows: sole voting power — 17,842 shares; shared dispositive power — 16,242 shares; and sole dispositive power — 872,858 shares.

(4)	Based on a Schedule 13F filed on November 14, 2013.

(5)	Based on a Schedule 13F filed on November 12, 2013.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 6, 2013, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings	Acquirable within 60 days	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(1)
Gary R. Maharaj	53,824	92,015	145,839	1.1%
Charles W. Olson(2)	25,819	74,010	99,829	*
Gerald B. Fischer(3)	10,950	61,495	72,445	*
Joseph J. Stich	17,630	49,711	67,341	*
John W. Benson	3,600	61,407	65,007	*
José H. Bedoya	—	64,022	64,022	*
Bryan K. Phillips	16,233	35,953	52,186	*
Robert C. Buhrmaster(4)	2,625	46,995	49,620	*
Susan E. Knight	500	46,995	47,495	*
Timothy J. Arens	6,392	35,580	41,972	*
Mary K. Brainerd	—	39,291	39,291	*
Scott R. Ward	—	19,776	19,776	*
David R. Dantzker, M.D.	500	17,448	17,948	*
Andrew D. C. LaFrence	5,234	—	5,234	*
All executive officers and directors as a group (14 persons)	147,227	644,698	791,925	5.8%

*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	Includes 800 shares held in an IRA, over which Mr. Olson has sole voting and investment power.

(3)	Includes 8,950 shares held in an IRA and 2,000 shares held jointly with Mr. Fischer’s wife, over which Mr. Fischer has shared voting and investment power.

(4)	Shares held in family limited partnership, over which Mr. Buhrmaster has shared voting and investment power.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at eight (8) at the Annual Meeting. The reduction in the size of the Board from our current nine (9) directors reflects the retirement of Robert C. Buhrmaster, our current Board chair, which will be effective at the conclusion of the Annual Meeting as we have previously disclosed on a Current Report on Form 8-K filed on September 20, 2013. The Corporate Governance and Nominating Committee is searching for qualified candidates to serve on the Board. In the event that such a qualified candidate is identified, the Board may vote to increase its size and appoint an additional director as permitted by the Bylaws.

The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class III will be elected at the Annual Meeting. Each Class III director will be elected to a three-year term and, therefore, will hold office until the Company’s 2017 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class I and II directors continue until the 2015 and 2016 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, José H. Bedoya and Susan E. Knight as the Board’s nominees for election as Class III directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Brief biographical profiles of Mr. Bedoya and Ms. Knight, and each of our other directors are provided below. The Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that either of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

A plurality of votes cast is required for the election of directors. However, under the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Nominating and Corporate Governance Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes ‘for’ election from the director;

•	the length of service and qualifications of the director;

•	the director’s contributions to the Company;

•	compliance with listing standards;

•	the purpose and provisions of these principles; and

•	the best interests of the Company and its shareholders.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the inspector of elections, which action may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board’s determination.

As discussed above, Mr. Buhrmaster, our current Board chair, will retire effective at the conclusion of the Annual Meeting. The Board has elected Scott R. Ward to succeed Mr. Buhrmaster as Board chair. The following information is provided with respect to each director whose term continues after the Annual Meeting and each director nominee:

Name	Age	Position with Company
José H. Bedoya (2)(3)	57	Director
John W. Benson (1)(3)	69	Director
Mary K. Brainerd (1)(2)	59	Director
David R. Dantzker, M.D. (2)(3)	70	Director
Gerald B. Fischer (2)(3)	70	Director
Susan E. Knight (2)(3)	59	Director
Scott R. Ward(1)(3)	54	Director
Gary R. Maharaj	50	Director, President and Chief Executive Officer

(1)	Member of the Organization and Compensation Committee, of which Mr. Benson is the Chair.

(2)	Member of the Audit Committee, of which Ms. Knight is the Chair.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Bedoya is the Chair.

José H. Bedoya (Class III) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the chair of our Corporate Governance and Nominating Committee.

John W. Benson (Class II) has been a director of the Company since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson previously served on the Board of Regents at St. Olaf College.

As a former senior executive at 3M, Mr. Benson brings to the board extensive strategic planning and management skills from a large, diversified technology and consumer products company. His extensive knowledge of corporate leadership, governance and the healthcare industry gained at 3M make Mr. Benson a valued director. Mr. Benson serves as the chair of our Organization and Compensation Committee.

Mary K. Brainerd (Class II) has been a director of the Company since 2009. Ms. Brainerd is President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations headquartered in Minneapolis, Minnesota. She has been with HealthPartners since 1992 and has served as President and Chief Executive Officer since 2002. Prior to joining HealthPartners, Ms. Brainerd held senior level positions with Blue Cross and Blue Shield of Minnesota. Ms. Brainerd also serves on the boards of Minnesota Life/Securian, Minnesota Philanthropy Partners, Greater MSP, Alliance of Community Health Plans, and the Federal Reserve Bank of Minneapolis.

As the President and Chief Executive officer of HealthPartners, Inc., Ms. Brainerd brings significant business, operational and executive management expertise to the board. Her extensive experience within the healthcare industry permits her to contribute valuable strategic management and organizational development insight to the Company.

David Dantzker, M.D. (Class I) has been a director of the Company since January 2011. Dr. Dantzker has been a Partner at Wheatley MedTech Partners L.P., a venture capital fund, since 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. Dr. Dantzker sits on the boards of several Wheatley MedTech portfolio companies including Oligomerix, Inc., Care Management Technologies and Visionsense, Ltd. (all of which are private companies). He also serves on the board of iSonea Limited, a public company traded on the Australian Securities Exchange. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

His extensive management experience in a variety of roles, and board and board committee leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable financial and executive insights.

Gerald B. Fischer (Class II) has been a director of the Company since 2002. Mr. Fischer is President Emeritus of the University of Minnesota Foundation, a foundation dedicated to advancing the mission of the University of Minnesota, and served as its President and Chief Executive Officer from 1990 through August 2008, and as Vice President, Senior Philanthropy Advisor from August 2008 until December 2010. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that, he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

Mr. Fischer brings many years of leadership, strategic planning and governance experience to the board. His financial expertise, experience in the oversight of risk management and perspectives on financial markets provides valuable insight to the Company. Mr. Fischer qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight (Class III) has been a director of the Company since 2008. Since 2011, Ms. Knight has served as Senior Vice President and Chief Financial Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors, having served as Vice President and Chief Financial Officer at MTS Systems Corporation since 2001. Prior to her position with MTS Systems, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Ms. Knight also serves on the board of the Greater Metropolitan Housing Corporation. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

As the Chief Financial Officer of MTS Systems Corporation, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the board. She has extensive understanding of the board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight serves as the chair of our Audit Committee and qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj (Class I) has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining SurModics, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of

Research and Development. During his over 25 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. Mr. Maharaj holds an M.B.A. from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies.

Mr. Maharaj brings to the board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

Scott R. Ward (Class I) has been a director of the Company since 2010. Since 2013, Mr. Ward has been a Managing Director at SightLine Partners LLC and, since 2011, Mr. Ward has been President of Raymond Holdings, a firm with activities in venture capital, strategy and transactional advisory services. He has over 30 years of experience in the healthcare industry, including 15 years as an operating business leader. From 1981 until 2010, he served in a variety of senior leadership positions at Medtronic, Inc. From 2007 to 2010, he was Senior Vice President and President of Medtronic’s CardioVascular business where he was responsible for all of the worldwide operations of that business, including the Coronary, Peripheral, Endovascular, Structural Heart Disease (SHD) and Revascularization and Surgical Therapies (RST) businesses. Prior to that, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, with responsibility for the global Neurological, Neurologic Technologies, Diabetes, Gastroenterology and Urology businesses; Vice President and General Manager of the Medtronic Drug Delivery Business; and Director of Medtronic NeuroVentures. Mr. Ward serves on the board of Cardiovascular Systems, Inc., and from 2008 to 2013, he served on the board of MAP Pharmaceuticals, Inc., including as chair from 2011 to 2013. He also serves on the board of Gillette Children’s Specialty Healthcare (as chair), and several private medical technology companies, including Creganna-Tactx Medical (as chair), iScience Inteventional, Inc., and Respicardia, Inc. He received his Bachelor’s Degree in Genetics and Cell Biology in 1981, and his Masters Degree in Toxicology in 1983, both from the University of Minnesota.

As a former senior executive in the medical device industry, Mr. Ward brings to the board leadership, strategic planning, mergers and acquisitions and operating experience from a large, diversified medical technology company. He also serves on the board of another public company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the Board at eight directors.

DIRECTOR COMPENSATION

The Company’s Board Compensation Policy provides cash and equity compensation to our non-employee directors for their service on the Board and its committees as discussed below.

Cash Compensation. Each of our non-employee directors is paid an annual retainer of $35,000. Our non-employee directors are also eligible to receive additional annual retainers as follows:

•	the chair of the Board will receive an additional annual cash retainer of $35,000;

•	the chair of the Audit Committee will receive an additional annual cash retainer of $15,000, and the non-chair members of that committee will receive an additional annual cash retainer of $6,000;

•

the chair of the Organization and Compensation Committee will receive an additional annual cash retainer of $8,500, and the non-chair members of that committee will receive an additional annual cash retainer of $4,500; and

•

the chair of the Corporate Governance and Nominating Committee will receive an additional annual cash retainer of $6,500, and the non-chair members of that committee will receive an additional annual cash retainer of $3,500.

The cash retainers are paid quarterly following the completion of each calendar quarter. Furthermore, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year.

Equity Compensation. In addition to the cash compensation described above, each of our non-employee directors also receive stock awards as compensation for their service on the Board. Upon a director’s initial election or appointment to the Board, such director will be awarded an equity grant having a value of $60,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (as estimated using the black-scholes option pricing model as of the date of the grant) and the other half will be in the form of restricted stock units (“RSUs”). Additionally, on the date of the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director will be awarded an equity grant having a value of $60,000 (on a pro-rata basis for directors who served on the Board for less than the entire preceding fiscal year), one-half of such award will be in the form of stock options and the other half will be in the form of RSUs. Each RSU grant will vest annually in equal increments, beginning on the first anniversary of the date of grant (except for RSUs granted in lieu of cash compensation as discussed below which are fully vested on the date of grant).

Stock in Lieu of Cash Compensation. A director may elect annually to receive all or a portion of their cash retainers in the form of RSUs. The RSU award will be granted on the date any regular annual cash retainer would have otherwise been paid and the number of units covered by such award will be determined using the fair market value of the Company’s common stock on such date. Each such RSU award would be settled in shares of the Company’s common stock after the non-employee director leaves the Board.

Dividend Equivalents. To the extent the Company pays a dividend, each non-employee director will have the right to receive dividend equivalents for each RSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date.

Non-Employee Director Stock Ownership. The Board of Directors has established equity ownership guidelines for all non-employee directors. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”

Summary of Fiscal 2013 Director Compensation

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2013. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Other Compensation. All non-employee directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings. Additionally, in connection with his service as our Board Chair, which will become effective at the conclusion of the Annual Meeting, the Company will make available to Mr. Ward, on a part-time basis, an administrative assistant.

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	Option Awards(3)(4)	Total
Robert C. Buhrmaster	$70,000	$30,000	$30,000	$130,000
Susan E. Knight	$53,500	$30,000	$30,000	$113,500
José H. Bedoya	$11,875	$65,625	$30,000	$107,500
John W. Benson	$11,750	$65,250	$30,000	$107,000
Mary K. Brainerd	$11,375	$64,125	$30,000	$105,500
David R. Dantzker, M.D	$11,125	$63,375	$30,000	$104,500
Gerald B. Fischer	$44,500	$30,000	$30,000	$104,500
Scott R. Ward .	$43,000	$30,000	$30,000	$103,000

(1)	Represents the amount of cash retainers earned by or paid to directors in fiscal 2013 for Board and committee service. Pursuant to our Board Compensation Policy, Ms. Brainerd, Mr. Bedoya, Mr. Benson, and Dr. Dantzker elected to receive all of their cash compensation earned during tax year 2013 in the form of RSUs. The portion of the cash retainers paid to each such director in the form of RSUs is shown in the column “Stock Awards.”

(2)	Reflects the aggregate grant date fair value dollar amount of restricted stock units granted in fiscal 2013 computed in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Mr. Bedoya, Mr. Benson, Ms. Brainerd, and Dr. Dantzker elected to receive stock in lieu of their respective cash compensation earned during tax year 2013, as a result of which, the following number of fully vested RSUs were granted in fiscal 2013: Mr. Bedoya, 1,527; Mr. Benson, 1,512, Ms. Brainerd, 1,463; and Dr. Dantzker, 1,430.

(3)	Reflects the aggregate grant date fair value dollar amount of stock option awards granted in fiscal 2013 computed in accordance with ASC 718, but excludes any impact of assumed forfeiture rates.

(4)	As of September 30, 2013, the aggregate number of stock options and restricted stock units held by each of our non-employee directors was as follows:

Name	Stock Options	Restricted Stock Units
José H. Bedoya	74,515	2,999
John W. Benson	71,915	2,984
Mary K. Brainerd	49,848	2,935
Robert C. Buhrmaster	59,015	1,472
David R. Dantzker, M.D	26,561	2,902
Gerald B. Fischer	73,515	1,472
Susan E. Knight	59,015	1,472
Scott R. Ward .	31,891	1,472

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business and considers risks generally when reviewing the Company’s strategic plan, financial results, business development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Each year, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board currently separates the offices of Chair of our Board and CEO by appointing an independent, non-executive chair. While we do not have a written policy with respect to separation of these roles, our Board believes that an independent Board chair permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting stockholder value. Our current non-executive Board chair, Mr. Buhrmaster, presides over Board meetings and executive sessions of our independent directors. As noted above, Mr. Buhrmaster will retire effective at the conclusion of the Annual Meeting and the Board has elected Mr. Ward to succeed Mr. Buhrmaster as Board chair.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•

if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons.    There were no related person transactions during fiscal 2013 required to be disclosed in this proxy statement.

Equity Ownership Guidelines

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board has adopted equity ownership guidelines for our directors and executive officers. Under the guidelines, the value of our common stock held by an executive officer or non-employee director is required to be at least:

•	five times the annual base salary for our Chief Executive Officer;

•	three times the annual base salary for our other executive officers (other than our CEO); and

•	five times each non-employee director’s annual cash retainer (excluding any additional retainers provided based on role or committee service).

Until the applicable ownership requirement set forth above is attained, (a) our executive officers (other than the CEO) shall be required to retain ownership of 50% of the “net shares” (as defined below) received, and (b) our CEO and each non-employee director shall be required to retain ownership of 75% of the net shares received. Following attainment of the applicable ownership requirement (and so long as it remains so), (i) our executive officers (other than the CEO) shall be required to hold 50% of the net shares received, and (ii) our CEO and each non-employee director shall be required to hold 75% of the net shares received, in each case, for a period of one year from the date of receipt of such shares. “Net shares” is defined as the number of shares of the Company’s common stock that remain after the sale of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted to pay any applicable exercise price or withholding taxes. Shares that count toward meeting the ownership requirements include shares owned outright (directly or indirectly), restricted stock or restricted stock units. Shares that do not count toward meeting the stock ownership requirements include unexercised stock options. As of September 30, 2013, with the exception of Mr. Fischer, none of our non-employee directors nor any of our named executive officers have attained the required ownership guidelines. However, because of the requirement to hold a significant percentage of the “net shares” received in connected with the exercise or vesting of stock awards, our non-employee directors and officers are continuing to make satisfactory progress towards the required ownership guideline.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Brainerd and Knight, and Messrs. Bedoya, Benson, Buhrmaster, Dantzker, Fischer, and Ward, constituting all of our current directors other than Mr. Maharaj, are independent directors in accordance with rules of The NASDAQ Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The NASDAQ Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the NASDAQ listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com. In addition to these committees, the Board also has a Business Development Committee which was formed to assist the Board in its oversight of strategic transactions and to assist management in reviewing and evaluating strategic transactions. Mr. Buhrmaster, as our Board chair, was not a formal member of any of the Board’s committee. However, he did attend and participate at many of the committee meetings. The table below provides the composition of each committee of the Board (an asterisk indicates the committee chair):

	Audit		Organization and Compensation		Corporate Governance and Nominating		Business Development
Mr. Bedoya	x				x	*
Mr. Benson			x	*	x
Ms. Brainerd	x		x
Dr. Dantzker	x				x		x
Mr. Fischer	x				x
Ms. Knight	x	*			x		x
Mr. Maharaj
Mr. Ward			x		x		x

During fiscal 2013, the Board of Directors held seven meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) of which he or she was a member in fiscal year 2013. The principal functions of our standing committees (excluding the Business Development Committee) are described below.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held five meetings during fiscal 2013.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation, organizational planning, succession planning at the executive level, key employee compensation programs, director compensation, and corporate culture programs. The Organization and Compensation Committee held four meetings during fiscal 2013.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. Since 2008, the Committee has retained Mr. David A. Ness, an independent compensation consultant, to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.”

In February 2013, our Compensation Committee assessed Mr. Ness’ independence, taking into account the following factors:

•	the provision of other services by Mr. Ness’ employer;

•	the amount of fees received from the Company by Mr. Ness’ employer (as a percentage of the total revenue of such employer);

•	the policies and procedures of Mr. Ness’ employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of Mr. Ness with a Committee member;

•	any stock of the Company owned by Mr. Ness; and

•	any business or personal relationship of Mr. Ness or his employer with an executive officer of the Company.

Based on its assessment, our Compensation Committee determined that Mr. Ness is “independent” for purposes of the NASDAQ listing requirements as they apply to compensation consultants and that his work does raise any conflicts of interest.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held four meetings during fiscal 2013.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s directors are diverse — two women, and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than ninety (90) days prior to the date of the Annual Meeting.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

It is also a policy of the Board as described in our Corporate Governance Guidelines that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. It is also the policy of the Board that every director should notify the Chair of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

SurModics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held on February 11, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers, during fiscal 2013. Our named executive officers are determined in accordance with SEC rules. For fiscal 2013, our named executive officers were:

Gary R. Maharaj	President and Chief Executive Officer
Timothy J. Arens	Vice President, Corporate Development and Strategy
Andrew D. C. LaFrence	Vice President, Finance and Chief Financial Officer
Charles W. Olson	Sr. Vice President and General Manager, Medical Device
Bryan K. Phillips	Sr. Vice President, Legal and Human Resources, General Counsel and Secretary
Joseph J. Stich	Vice President and General Manager, In Vitro Diagnostics

Executive Transitions.    Mr. Arens served as the Company’s Vice President, Finance and interim Chief Financial Officer from August 2011 until February 2013. Mr. LaFrence joined our Company in January 2013 and his appointment as the Company’s Vice President, Finance and Chief Financial Officer became effective on February 12, 2013, at which time, Mr. Arens was appointed to serve as the Company’s Vice President, Corporate Development and Strategy. The Company entered into an offer letter with Mr. LaFrence dated December 17, 2012, outlining the terms of his employment and compensation. In September 2013, in connection with a strategic realignment of our business, we announced executive leadership and other organizational changes which impacted the scope of responsibilities of certain of our named executive officers. In particular, as a result of these changes, our Quality, Regulatory and Clinical Affairs function (which previously reported to Mr. Stich) and our Medical Device Research and Development function (which previously reported to Mr. Olson) began reporting to our President and Chief Executive Officer. Also as a result of the changes, our Operations function (which previously reported to Mr. Stich) and our Information Systems function (which previously reported to Mr. Phillips) began reporting to Mr. LaFrence.

Fiscal 2013 Performance Highlights

Executive compensation for fiscal 2013 aligned well with the objectives of our compensation philosophy (discussed below) and with our performance:

•

Overall, we were pleased with our performance during fiscal 2013 and the corresponding improvement in stockholder value as reflected in our stock price. Our stock price increased 18% from a price of $20.22 at the beginning of fiscal 2013 to a price of $23.78 at the end of fiscal 2013.

•

Our financial results during fiscal 2013 were strong. Our fiscal 2013 revenue was $56.1 million, which was in line with the guidance range of $55 to $58 million provided at the outset of the year. This represented an increase of 8% compared to the previous year.

•

Our fiscal 2013 earnings per share were $0.99, which exceeded the guidance range of $0.75 to $0.87 per share provided at the outset of the year. This represented an increase of 71% compared to the previous year.

•	We completed development activities and launched our Serene™ hydrophilic coating platform that optimizes lubricity and durability while significantly reducing particulates.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. We provide a total compensation package comprised of salary, performance-based annual cash awards, and time-based and performance-based equity awards, supplemented by an employee benefits program. Together, these elements reinforce our pay for performance philosophy, and provide a balanced focus on both short- and long-term performance. Specifically, our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual and corporate performance for achieving Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership to link a meaningful portion of compensation to the value of SurModics common stock.

Consistent with this philosophy, the Committee seeks to provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies and within the middle range of comparative pay at peer companies when the Company achieves the targeted performance levels. As noted above, a significant portion of each of our named executive officer’s compensation is incentive-based compensation. With respect to our CEO, incentive-based compensation constituted 68% of his target compensation for fiscal 2013. With respect to all of our other named executive officers, as a group, incentive-based compensation constituted 56% of target compensation for fiscal 2013.

A key aspect of the design of our incentive plans relates to the requirement that, in order for incentive compensation to be paid, our actual performance must achieve at least the threshold level of performance established for the applicable objectives. In situations where this does not occur, no incentive compensation is paid. As a result of our financial performance in each of fiscal 2013, 2012 and 2011, the overall achievement percentage under the Company’s annual incentive plan in such years was 118.6%, 134.4% and 138.6%, respectively (see the discussion below under “Cash Incentive Compensation” for a description of the fiscal 2013 annual incentive plan). However, in previous years where our actual performance did not achieve the threshold level for the applicable objectives, no incentive compensation was paid under our annual incentive plan for those years. This is what occurred in each of fiscal 2010 and 2009. Similarly, as a result of our financial performance over the three-year performance period that ended with fiscal 2013, the overall achievement percentage under the performance share plan for that period was 178.1% (see the discussion below under “Long-term Incentive Compensation” for a description of the fiscal 2013 annual incentive plan). By contrast, because the Company did not achieve the performance objectives associated with the three-year performance periods that ended with fiscal 2012, 2011 and 2010, none of the performance shares granted to our executive officers for those performance periods vested.

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.

Independent Compensation Consultant.    Since 2008, the Committee has retained Mr. David A. Ness as its independent compensation consultant to assist with executive and director compensation matters. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs while at Medtronic, Inc., from which he retired in 2010 after having served as its Corporate Vice President of Global Rewards and HR Operations. Mr. Ness reports directly to the Committee, and as necessary communicates directly with the Committee without management present. Mr. Ness attended all regularly-scheduled meetings of the Committee in fiscal 2013, and participated in executive sessions as requested.

During fiscal 2013, the scope of services provided by Mr. Ness included assistance regarding the design of our short- and long-term incentive programs for our executive officers, review of management prepared total compensation analyses, review and analysis of executive compensation market data, consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee.

Executive Compensation Peer Companies and Competitive Market.    The Committee assesses the competitiveness of our executive compensation programs relative to market and peer group data. It does not, however, base its decisions solely on such data. For fiscal 2013, the Committee established a peer group of companies by reviewing (i) the list of peer companies that were identified by Institutional Shareholder Services in its review of our fiscal 2012 executive compensation programs, and (ii) a list of potential peer companies that were identified by Equilar, Inc. (“Equilar”), a leading independent provider of executive compensation data and analysis, which list included companies that had identified us as a peer in their proxy statement. Based on this review, the Committee approved the following 19 peer companies based on public company status and comparative size (revenue, number of employees, and market capitalization), and business profile (generally medical device and equipment manufacturers and suppliers): Abiomed Inc., Anika Therapeutics Inc., Atricure, Inc., Biolase, Inc., Cardiovascular Systems Inc., Cutera, Inc., Derma Sciences, Inc., DGT Holdings Corp., Endologix, Inc., Iridex Corporation, Kensey Nash Corporation, Lemaitre Vascular, Inc., Orasure Technologies, Inc., Palomar Medical Technologies, LLC, Rochester Medical Corporation, Synergetics USA, Inc., Staar Surgical Company, Stereotaxis, Inc., and Vascular Solutions Inc.

With Mr. Ness’ assistance, compensation data from our peer group of companies (from the most recent proxy filings as reflected in the Equilar database) was reviewed and supplemented (as discussed below) to determine a composite “market” reference point (i.e., the median) for base salary and total cash compensation. There were sufficient positional matches within the peer group for our Chief Executive Officer and our Chief Financial Officer. As a result, no modifications were made to the peer group data for these positions. However, there were limited positional matches within the peer group for our other executive positions. As a result, the peer group data was supplemented with additional data (from the most recent proxy filings as reflected in the Equilar database) for companies of comparative size and business profile within the Company’s global industry classification standard. For our executives with multiple roles, the data for multiple comparable positions was combined to achieve a blend that most closely matched such executive’s responsibilities (with the exception of Mr. Phillips who was matched to executives serving in legal roles). Using this approach, the composite market reference point was the same for Messrs. Olson and Stich. As used throughout this discussion, the peer group data, as supplemented, is referred to as the “Market Data.”

Role of Executive Officers.    Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary, target incentive levels, and actual incentive payouts), and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies that financial performance goals have, or have not, been met relative to our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Overview of Executive Compensation Components

The principal components of our executive compensation programs for fiscal 2013 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide compensation in the form of health and welfare benefits.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.

Base Salary.    Base salaries provide a fixed level of cash compensation to each executive intended to provide stability and reduce the incentive for excessive risk-taking. The Committee reviews base salaries prior to the beginning of each fiscal year. In establishing base salaries, the Committee considers the following factors:

•	individual performance and potential future contribution;

•	responsibilities, including any recent changes in an executive’s role or responsibilities;

•	level of expertise and experience required for a position;

•	strategic impact of a position;

•	internal pay equity among positions; and

•	competitiveness relative to our peer group.

Consistent with our compensation philosophy and objectives, the Committee generally sets base salaries within the median salary range of base salary levels for executives in comparable positions included in the Market Data. Prior to the start of fiscal 2013, reflecting his role as our interim Chief Financial Officer, the Committee established Mr. Arens’ annual base salary at $220,200, or approximately 80% of the median of base salaries paid to chief financial officer positions included in the Market Data. In connection with his appointment as our Vice President, Corporate Development and Strategy in February 2013, the Committee increased Mr. Arens’ salary to $230,000. In establishing this new base salary for Mr. Arens, the Committee reviewed base salary levels for executives in comparable positions included in the Market Data. The following table shows the annualized base salaries for each of our executive officers relative to comparable positions included in the Market Data:

Name	2012 Base Salary	2013 Base Salary	Percent Increase	Market (1)	% to Market
Gary R. Maharaj	$435,000	$435,000	0.0%	$434,900	100%
Timothy J. Arens (2)	$220,200	$230,000	4.5%	$277,500	83%
Andrew D. C. LaFrence (3)	n/a	$242,500	n/a	$277,500	87%
Charles W. Olson	$245,000	$280,000	14.3%	$268,600	104%
Bryan K. Phillips	$245,000	$280,000	14.3%	$299,000	94%
Joseph J. Stich	$230,000	$236,900	3.0%	$268,600	88%

(1)	Represents the median of base salaries paid to executives in comparable positions included in the Market Data.

(2)	The market reference point for Mr. Arens reflects the median of base salaries paid to chief financial officer positions included in the Market Data.

(3)	Mr. LaFrence joined our company in January 2013 and his appointment as the Company’s Vice President, Finance and Chief Financial Officer became effective on February 12, 2013. The Committee established Mr. LaFrence’s annual base salary in connection with his hiring.

Cash Incentive Compensation.    Cash incentive compensation for all of our employees, including our named executive officers, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and long-term goals that, if achieved, would have the potential to significantly enhance shareholder value.

Target Incentive Opportunity.    The Committee reviews and approves the target incentive opportunity for each of our executive officers each year in September. Consistent with our compensation philosophy and objectives, the committee generally sets the target incentive opportunity within the median range for annual cash incentive target pay at our peer group. For fiscal 2013, based on its review of the Market Data, the Committee established a target incentive opportunity of 60% of base salary for our Chief Executive Officer, and 40% of base salary for all other executive officers. The following table shows the target incentive opportunity for each of our executive officers relative to comparable positions included in the Market Data:

	Incentive Opportunity (as % of base salary)		Incentive Award Amount ($)
	Market(1)	Target	Market(2)	Target	% to Market
Gary R. Maharaj	61%	60%	$272,400	$261,000	96%
Timothy J. Arens	47%	40%	$120,000	$92,000	77%
Andrew D. C. LaFrence	47%	40%	$120,000	$97,000	81%
Charles W. Olson	40%	40%	$131,600	$112,000	85%
Bryan K. Phillips	36%	40%	$118,800	$112,000	94%
Joseph J. Stich	40%	40%	$131,600	$94,760	72%

(1)	Represents the median of annual cash incentive compensation opportunities as a percentage of base salary available to comparable positions at our peer group.

(2)	Represents the median of annual cash incentive compensation available to comparable positions at our peer group.

Fiscal Year 2013 Performance Objectives.    For our executive officers, performance under the annual incentive plan was based upon the achievement of corporate financial objectives. The Committee approved the targets for each financial objective based on SurModics’ board-approved annual operating plan for fiscal 2013.

The corporate financial objectives for fiscal 2013 were specified levels of revenue and earnings per share (from continuing operations) (disclosed in the table below under the column titled “Actual Performance”), each weighted equally and, therefore, constituting 50% of each executive’s total incentive opportunity. The Committee determined that the use of these measures was appropriate because they provide meaningful insight into our operating performance. For all of our executive officers, including our Chief Executive Officer, payouts associated with the corporate financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of earnings per share was achieved.

Actual Performance.    At the Committee’s November 2013 meeting, the Committee reviewed performance against the incentive plan targets and approved the resulting incentive plan payouts as follows:

Performance Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Performance(1)	Weighted Achievement (% of Target)
Earnings Per Share	50%	$0.69	$0.80	$0.97	$0.93	139.5%
Revenue	50%	$50.7 M	$56.4 M	$63.1 M	$56.1 M	97.8%

Overall Achievement Percentage:						118.6%

(1)	Amounts reflect the adjustments noted below under the heading “Adjustments for Significant Events.”

Once the actual performance of the corporate financial objectives was established, the achievement percentage associated with each objective was determined by interpolating actual performance within the performance range. The achievement percentages for the objectives were then weighted based on the plan weightings and summed to arrive at an overall achievement percentage for the incentive plan. Actual payouts were determined by multiplying the executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage for the plan. Using this methodology, the overall achievement percentage for fiscal 2013 under the plan was 118.6%. The following table summarizes the compensation earned by our named executive officers under the plan:

	Actual Payout Percent	Actual Amount Earned
Gary R. Maharaj	71.1%	$309,546
Timothy J. Arens	47.4%	$107,458
Andrew D. C. LaFrence (1)	47.4%	$77,137
Charles W. Olson	47.4%	$132,832
Bryan K. Phillips	47.4%	$132,832
Joseph J. Stich	47.4%	$112,385

(1)	The amount earned by Mr. LaFrence under the Company’s annual incentive plan was prorated based on his length of service during fiscal 2013.

Long-Term Incentive Compensation

Long-term incentive compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and aligns the interests of our executive officers with those of our shareholders through stock ownership. Historically, our long-term incentive compensation has consisted of equity awards, including stock options, restricted stock, and performance shares. Special, one-time awards are used in limited circumstances, including, as may be necessary to attract, retain and motivate experienced and well-qualified executive officers.

On February 11, 2013, Mr. LaFrence was granted two (2) special, one-time awards in connection with his hiring as our Chief Financial Officer: (1) a non-qualified stock option to purchase shares of the Company’s common stock having a fair value of $125,000 (determined using the black-scholes valuation methodology on the grant date); and (2) a restricted stock award having a value equal to $125,000 (based on the fair market value of the Company’s common stock on the grant date). These one-time awards were granted in addition to the long-term incentive awards discussed below which were provided to him as a component of his fiscal 2013 compensation. Other than as discussed above with respect to Mr. LaFrence, no special, one-time grants were made in fiscal 2013 to any of our executive officers.

The Committee selects the type of equity awards to be provided to our executive officers based on its assessment of the advantages provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award.

Consistent with our philosophy of tying a significant portion of each executive’s total compensation to performance, the Committee set the target long-term incentive opportunity as a significant percentage of each executive’s annual base salary. For fiscal 2013, the Committee generally established the target long-term incentive opportunity at approximately 150% of the base salary for our Chief Executive Officer. For all other executive officers, the Committee established the same target long-term incentive opportunity generally representing 80% to 100% of the base salaries of such officers. While the Committee considered the Market Data as a market check when setting the target long-term incentive opportunity, it did not base its decision on such data.

Fiscal 2013 Long-Term Incentive Plan.    For fiscal 2013, long-term incentive compensation for our executive officers was provided in the form of stock options and performance shares, with each component constituting one-half of the total target value. The target values of each component of the equity awards provided were as follows:

Name	Stock Options(1)	Performance Shares(2)			Total Target LTI
		Threshold	Target	Maximum
Gary R. Maharaj	$325,000	$65,000	$325,000	$650,000	$650,000
Timothy J. Arens	$112,500	$22,500	$112,500	$225,000	$225,000
Andrew D. C. LaFrence	$112,500	$22,500	$112,500	$225,000	$225,000
Charles W. Olson	$112,500	$22,500	$112,500	$225,000	$225,000
Bryan K. Phillips	$112,500	$22,500	$112,500	$225,000	$225,000
Joseph J. Stich	$112,500	$22,500	$112,500	$225,000	$225,000

(1)	Represents the grant date fair value of stock options (as estimated using the black-scholes option pricing model) awarded to each executive officer.

(2)	Represents the value of the performance shares (at threshold, target and maximum levels) using the closing market price of our common stock on the date of grant. The actual number of shares that may vest, if any, will be based on the Company’s achievement of certain performance objectives over a three-year performance period.

Stock Options.    Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value estimated using the black-scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

Performance Shares.    Performance shares were granted under the fiscal 2013 performance share program (the “2013 PSP”). The target number of shares is determined by dividing the target value by the closing market price of our common stock on the date of grant. The actual number of shares that may vest will be based on the Company’s achievement of certain performance objectives over a three-year performance period ending September 30, 2015.

The performance objectives under the 2013 PSP are specified as cumulative GAAP revenue and GAAP earnings per share over the three-year performance period. The Committee established the three-year performance objectives based on the financial projections included in the Company’s long-range plan approved by the Board of Directors immediately prior to the start of fiscal 2013. The Committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the Committee determined that, if achieved, these performance objectives would have the potential to significantly enhance shareholder value.

The number of shares that will actually vest, if any, under the 2013 PSP can range between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives. None of the performance shares will vest under the 2013 PSP unless at least the threshold level of cumulative GAAP earnings per share is achieved. Following the end of the performance period, the achievement percentage associated with each of the performance objectives will be determined by interpolating actual performance within the performance range for each objective. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual number of shares that will vest will be determined by multiplying each executive’s target number of shares by the overall achievement percentage for the plan.

Fiscal Year 2011 — 2013 Performance Share Plan Results.    At its November 2013 meeting, the Committee reviewed and approved the results for the performance share program that began in fiscal 2011 and was completed at the end of fiscal 2013 (the “2011 PSP”). The performance objectives for this performance share program were specified as cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. Our stock price increased 99% from a price of $11.92 at the beginning of fiscal 2011 to a price of $23.78 at the end of fiscal 2013. The table below shows the 2011 PSP performance objectives, results and calculated payout.

Performance Objective	Weight	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance(1)	Weighted Achievement (% of Target)
Earnings Per Share(2)	50%	$0.73	$1.13	$1.55	$1.72	200.0%
Revenue(3)	50%	$146.4 M	$164.7 M	$184.5 M	$175.8 M	156.3%

Overall Achievement Percentage:						178.1%

(1)	Reflects our financial results for each fiscal year during the three-year period ended September 30, 2013. For our fiscal 2011 results, please refer to our Current Report on Form 8-K which was filed with the SEC on November 3, 2011. For our fiscal 2012 results, please refer to our Current Report on Form 8-K which was filed with the SEC on November 6, 2012. For our fiscal 2013 results, please refer to our Current Report on Form 8-K which was filed with the SEC on November 5, 2013.

(2)	The column titled “Actual Performance” reflects earnings per share of $0.32 for fiscal 2011 (on a non-GAAP basis), $0.62 for fiscal 2012 (from continuing operations), and $0.78 for fiscal 2013 (from continuing operations). All amounts reflect the adjustments approved by the Committee for purposes of determining performance under our incentive programs, including the adjustments to our 2011 results which reflect our non-GAAP results for that year, the adjustments to our 2012 results (as discussed in our proxy statement for our 2013 annual meeting), and the adjustments to our 2013 results (as discussed below). Fiscal 2013 earnings per share were determined using the number of shares outstanding immediately prior to the completion of the “modified Dutch auction” share repurchase in September 2012, or 17,544,156 shares, as reported in our Form 10-Q for the period ended June 30, 2012.

(3)	The column titled “Actual Performance” reflects revenue of $67.8 million for fiscal 2011, $51.9 million (from continuing operations) for fiscal 2012, and $56.1 million (from continuing operations) for fiscal 2013. There were no revenue adjustments for any of the years within the three-year performance period.

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact.

In accordance with these principles, for fiscal year 2013 the Committee approved several adjustments (none of which were revenue-related) to the Company’s results for purposes of determining performance under short- and long-term incentive programs. The following table reconciles the adjustments made in fiscal year 2013 and provides a brief description of each adjustment:

Fiscal Year 2013 Adjustments to Financial Results

Performance under Incentive Programs

Financial Results, as reported	Amount	Description of Adjustment
GAAP Revenue (in millions)	$56.13
Significant Revenue Adjustments
None
Revenue used for Incentive Plans	$56.13

GAAP EPS	$0.99
Significant EPS Adjustments
Gains on strategic investments	(0.09)	Impact of gains of $1.174 million and $0.119 million associated with the Company’s strategic investments in Vessix Vascular, Inc. and OctoPlus N.V., respectively.
Losses on strategic investment	0.01	Impact of $0.158 million impairment loss associated with certain of the Company’s strategic investments.
Restructuring charges	0.02	After-tax adjustment related to strategic restructuring in the fourth quarter of fiscal 2013.

EPS used for Incentive Plans	$0.93

Claw-back Policy

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The Company will adopt a claw-back policy that complies with the final rules as adopted by the SEC and the NASDAQ. In the event the Company restates its financial statements, the Board or Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company.

We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

In connection with his hiring in December 2010, the Company entered a Severance Agreement with Mr. Maharaj that provides him with certain change-of-control benefits. Similarly, effective February 9, 2012, the Company entered into change of control agreements, each with three-year terms, with Messrs. Arens, Olson, Phillips, and Stich providing each of them with certain change-of-control benefits and entered into a change-of-control agreement with Mr. LaFrence on December 17, 2012 in connection with his hiring. Under the Company’s change of control provisions, no benefits are payable to an executive officer unless both a change of control occurs, and the executive’s employment is terminated by the Company within 12 months after a change of control without cause, or by him for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2013 Shareholder Vote on Executive Compensation

When setting compensation for fiscal 2014, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2013. In those votes, which were advisory and not binding, approximately 97% of our shareholders voting on this matter approved the compensation of our named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting of Shareholders. The Committee believes that our fiscal 2014 executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2013 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2014 Annual Meeting of Shareholders to be held on February 4, 2014.

Members of the Organization and

Compensation Committee:

John W. Benson, Chair

Mary K. Brainerd

Scott R. Ward

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Gary R. Maharaj,	2013	$435,000	$0	$325,000	$325,000	$309,546	$6,935	$1,401,481
President and Chief Executive Officer	2012	$435,000	$40,000	$325,000	$325,000	$292,371	$7,321	$1,424,692
	2011	$326,923	$0	$575,000	$325,000	$224,323	$6,749	$1,457,995

Timothy J. Arens,	2013	$226,513	$40,000	$112,500	$112,500	$107,458	$5,675	$604,646
Vice President, Corporate Development and Strategy	2012	$207,000	$10,000	$112,500	$112,500	$83,651	$5,196	$531,279
	2011	$157,900	$0	$50,000	$50,000	$65,650	$4,122	$327,672

Andrew D. C. LaFrence,	2013	$162,599	$0	$237,500	$237,500	$77,137	$5,189	$719,926
Vice President, Finance and Chief Financial Officer

Charles W. Olson,	2013	$280,000	$0	$112,500	$112,500	$132,832	$4,543	$642,375
Senior Vice President and General Manager, Medical Device	2012	$245,000	$0	$112,500	$112,500	$98,801	$4,294	$573,095
	2011	$231,800	$0	$112,500	$112,500	$96,362	$4,187	$557,349

Bryan K. Phillips	2013	$280,000	$0	$112,500	$112,500	$132,832	$7,216	$645,048
Senior Vice President, Legal and Human Resources, General Counsel & Secretary	2012	$245,000	$25,000	$112,500	$112,500	$98,801	$6,850	$600,651
	2011	$218,200	$0	$112,500	$112,500	$90,719	$6,557	$540,476

Joseph J. Stich	2013	$236,900	$0	$112,500	$112,500	$112,385	$7,121	$581,406
Vice President and General Manager, In Vitro Diagnostics	2012	$230,000	$75,000	$112,500	$112,500	$92,752	$6,912	$629,664

(1)	Reflects base salary earned in each applicable period. Prior to the start of fiscal 2013, the Committee established Mr. Arens’ annual base salary at $220,200. In connection with his appointment as our Vice President, Corporate Development and Strategy in February 2013, the Committee increased Mr. Arens’ salary to $230,000. Mr. LaFrence’s base salary was established in connection with his hiring.

(2)	The 2012 amounts shown for Messrs. Maharaj, Arens, Phillips and Stich reflects discretionary cash bonuses in recognition of their leadership and efforts in connection with the process undertaken to explore strategic alternatives for our Pharmaceuticals business, which process culminated in the sale of substantially all of the assets of that business in November 2011. The 2013 amount shown for Mr. Arens reflects a cash retention bonus paid to him following the transition of chief financial officer responsibilities to Mr. LaFrence in fiscal 2013.

(3)	Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but excluding the effect of estimated forfeitures related to service-based vesting conditions. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is reflected in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the Company’s performance against the relevant performance objectives (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Long-Term Incentive Compensation.” The amount shown for Mr. LaFrence in fiscal 2013 includes a stock option award having a grant date fair value of $125,000, which award was granted to him in connection with his hiring.

(4)	Reflects the aggregate grant date fair value of restricted stock and performance shares awarded to each named executive officer under ASC 718. The amount shown for Mr. LaFrence in fiscal 2013 includes a restricted stock award having a grant date fair value of $125,000, which award was granted to him in connection with his hiring. With respect to performance share awards, amounts represent achievement at the “target” level. The table below shows the aggregate grant date fair value of performance share awards based on both target and maximum levels of achievement, respectively.

Name	Fiscal Year	ASC 718 Value of Performance Shares at Target		ASC 718 Value of Performance Shares at Maximum
Gary R. Maharaj	2013 2012 2011	$ $ $	325,000 325,000 325,000	$ $ $	650,000 650,000 650,000

Timothy J. Arens	2013 2012 2011	$ $ $	112,500 112,500 50,000	$ $ $	225,000 225,000 100,000

Andrew D. C. LaFrence	2013		$112,500		$225,000

Charles W. Olson	2013 2012 2011	$ $ $	112,500 112,500 112,500	$ $ $	225,000 225,000 225,000

Bryan K. Phillips	2013 2012 2011	$ $ $	112,500 112,500 112,500	$ $ $	225,000 225,000 225,000

Joseph J. Stich	2013 2012	$ $	112,500 112,500	$ $	225,000 225,000

(5)	Represents amounts earned under the annual cash incentive plan in each applicable period, which is discussed in detail in Compensation Discussion and Analysis above.

(6)	Represents matching contributions made by the Company under our 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2013. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

								All Other Stock Awards: Number of Shares Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary R. Maharaj		$130,500	$261,000	$391,500
	12/12/12				3,190	15,954	31,908				$325,000
	12/12/12								38,325	$20.37	$325,000

Timothy J. Arens		$46,000	$92,000	$138,000
	12/12/12				1,104	5,522	11,044				$112,500
	12/12/12								13,266	$20.37	$112,500

Andrew D. C. LaFrence		$48,500	$97,000	$145,500
	02/11/13				942	4,711	9,422				$112,500
	02/11/13							5,234			$125,000
	02/11/13								23,797	$23.88	$237,500

Charles W. Olson		$56,000	$112,000	$168,000
	12/12/12				1,104	5,522	11,044				$112,500
	12/12/12								13,266	$20.37	$112,500

Bryan K. Phillips		$56,000	$112,000	$168,000
	12/12/12				1,104	5,522	11,044				$112,500
	12/12/12								13,266	$20.37	$112,500

Joseph J. Stich		$47,380	$94,760	$142,140
	12/12/12				1,104	5,522	11,044				$112,500
	12/12/12								13,266	$20.37	$112,500

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Annual Cash Compensation — Cash Incentive Compensation.”

(2)	Represents the number of shares of common stock underlying the threshold, target and maximum payout of performance shares granted under the 2013 PSP. For a further discussion of these awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

(3)	Represents a restricted stock award granted to Mr. LaFrence in February 2013 in connection with his hiring.

(4)	Represents the number of stock options granted to each named executive officer as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(5)	Represents the aggregate grant date fair value of performance shares (at target), restricted stock awards, and stock options in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding on September 30, 2013. The market or payout value of unearned shares, units or other rights that have not vested equals $23.78 per share, which was the closing price of the Company’s common stock as listed on The NASDAQ Global Select Market on September 30, 2013, the last day of our last fiscal year.

						Stock Awards
						Award Grant Date	Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested

	Option Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
										Number (#)		Market or Payout Value ($)
							Number (#)	Market (#)
		Exercisable	Unexercisable
Gary R. Maharaj	12/27/10	34,282	34,283	$11.61	12/27/17	12/27/10				49,855	(2)	$1,185,552
	11/30/11	15,505	46,517	$12.40	11/30/18	11/30/11				5,241	(3)	$124,631
	12/12/12	0	38,325	$20.37	12/12/19	12/12/12				3,190	(4)	$75,858

Timothy J. Arens	03/19/07	5,000	0	$37.61	03/19/14	11/30/10				9,629	(2)	$228,906
	09/17/07	700	0	$47.41	09/17/14	11/30/11				1,814	(3)	$43,137
	09/15/08	1,500	0	$37.51	09/15/15	12/12/12				1,104	(4)	$26,253
	09/21/09	4,000	0	$24.30	09/21/16
	11/30/10	6,887	6,887	$9.25	11/30/17
	11/30/11	5,367	16,102	$12.40	11/30/18
	12/12/12	0	13,266	$20.37	12/12/19

Andrew D. C. LaFrence	02/11/13	0	23,797	$23.88	02/11/20	02/11/13				942	(4)	$22,401
						02/11/13	5,234	$124,465	(5)

Charles W. Olson	05/19/08	8,290	0	$44.09	05/19/15	11/30/10				21,660	(2)	$515,075
	09/15/08	10,144	0	$37.51	09/15/15	11/30/11				1,814	(3)	$43,137
	02/08/10	18,283	0	$24.30	09/21/16	12/12/12				1,104	(4)	$26,253
	11/30/10	15,495	15,496	$9.25	11/30/17
	11/30/11	5,367	16,102	$12.40	11/30/18
	12/12/12	0	13,266	$20.37	12/12/19

Bryan K. Phillips	05/19/08	7,369	0	$44.09	05/19/15	11/30/10				21,660	(2)	$515,075
	09/15/08	9,017	0	$37.51	09/15/15	11/30/11				1,814	(3)	$43,137
	02/08/10	16,251	0	$24.30	09/21/16	12/12/12				1,104	(4)	$26,253
	11/30/10	15,495	15,496	$9.25	11/30/17
	11/30/11	5,367	16,102	$12.40	11/30/18
	12/12/12	0	13,266	$20.37	12/12/19

Joseph J. Stich.	03/15/10	15,000	5,000	$22.11	03/15/17	11/30/10				19,252	(2)	$457,813
	11/30/10	13,774	13,774	$9.25	11/30/17	11/30/11				1,814	(3)	$43,137
	11/30/11	5,367	16,102	$12.40	11/30/18	12/12/12				1,104	(4)	$26,253
	12/12/12	0	13,266	$20.37	12/12/19

(1)	Stock option awards granted prior to May 1, 2008 generally become exercisable in five equal increments beginning on the first anniversary of the date of grant, and stock option awards granted subsequent to May 1, 2008 generally become exercisable in four equal increments beginning on the first anniversary of the date of grant.

(2)	Represents performance shares granted for the three-year performance period ended September 30, 2013. The number of shares and payout value is based on actual performance through September 30, 2013, which shares vested on November 18, 2013. For a further discussion of these awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

(3)	Represents performance shares granted for the three-year performance period ended September 30, 2014. The performance objectives for this plan are specified levels of revenue and earnings per share over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

(4)	Represents performance shares granted for the three-year performance period ended September 30, 2015. The performance objectives for this plan are specified levels of revenue and earnings per share over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

(5)	Represents a restricted stock award granted to Mr. LaFrence on February 11, 2013, in connection with his hiring, which award will vest in three equal increments beginning on the first anniversary of the date of grant.

2013 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers during fiscal 2013 and restricted stock awards that vested during fiscal 2013. The value realized for such option and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary R. Maharaj	—	—	—	—
Timothy J. Arens	—	—	—	—
Andrew D. C. LaFrence	—	—	—	—
Charles W. Olson	—	—	—	—
Bryan K. Phillips	—	—	—	—
Joseph J. Stich	—	—	4,000	$106,480

Potential Payouts Upon Termination or Change of Control

Arrangements with Mr. Maharaj.    In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change in control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable. The provision in the Severance Agreement requiring the Company to make an excise tax gross-up payment to Mr. Maharaj expired on December 14, 2011.

Arrangements with other Executives.    In addition to the arrangements discussed above with respect to Mr. Maharaj, each of our other executives has entered into Change of Control Agreements with the Company. Each of these agreements will be in effect for a term of three (3) years from the date of the execution of the agreement unless a change of control of the Company occurs within such three-year period, in which case, the agreements will terminate twelve (12) months following the occurrence of such a change of control. Unless there is a change of control, each agreement with our named executive officers will expire on February 9, 2015, other than the agreement with Mr. LaFrence which will expire on December 17, 2015. Each agreement provides that the Company may terminate the employment of the executive, for any reason or no reason, at any time prior to the earlier of the third anniversary of the agreements or a change of control without obligation for severance benefits.

Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. None of the Change of Control Agreements includes provisions requiring the Company to make an excise tax gross up payment. If the severance benefits payable to an executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.

Other than with respect to the arrangements described above, and as contained in the table below, no executive officer has any contractual right to severance or other termination benefits. The table below reflects estimated benefits for Mr. Maharaj under the Severance Agreement, and for Messrs. Arens, LaFrence, Olson, Phillips and Stich under the terms of their Change of Control agreements described above, in each case assuming that the triggering event occurred on September 30, 2013.

Name	Severance Amounts(1)	Accelerated Vesting			Other Benefits(5)	Estimated Tax Gross-Up	Total
		Performance Shares(2)	Stock Options(3)	Stock Awards(4)
Gary R. Maharaj	$1,784,144	$2,188,188	$1,120,997	—	$31,086	—	$5,124,415
Timothy J. Arens	$644,000	$575,952	$343,680	—	$27,162	—	$1,590,794
Andrew D. C. LaFrence	$679,000	$112,028	$15,134	$124,465	$30,600	—	$961,227
Charles W. Olson	$784,000	$862,120	$468,769	—	$26,676	—	$2,141,565
Bryan K. Phillips	$784,000	$862,120	$468,769	—	—	—	$2,114,889
Joseph J. Stich	$663,320	$804,858	$452,098	—	$26,676	—	$1,946,952

(1)	Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him 2011 and 2012. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual cash incentive opportunity.

(2)	Represents the target value of outstanding and unvested performance share awards. For the performance shares granted for the three-year performance period ended September 30, 2013, the number of shares and payout value is based on actual performance through September 30, 2013.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2013 at the closing price on that date of $23.78 per share.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2013 at the closing price on that date of $23.78 per share.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) during the fiscal year ended September 30, 2013, were filed in a timely manner.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of the Company’s outside directors listed below. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The NASDAQ Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer and Susan E. Knight qualify as an “audit committee financial expert” under federal securities laws.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended or supplemented; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC.

Members of the Audit Committee:

Susan E. Knight, Chair

José H. Bedoya

Mary K. Brainerd

David R. Dantzker, M.D.

Gerald B. Fischer

Audit Fees.     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years ended September 30, 2013 and September 30, 2012 were $370,985 and $351,800, respectively.

Audit-Related Fees.     The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2013 and 2012 were $0 and $40,600, respectively. The audit related fees in fiscal 2012 were related to an 8-K filing associated with the sale of SurModics Pharmaceuticals, Inc.

Tax Fees.     The aggregate fees billed by Deloitte & Touche LLP for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2013 and 2012 were $11,530 and $11,850, respectively.

All Other Fees.     The aggregate fees billed by Deloitte & Touche Products Company LLC, an affiliate of Deloitte & Touche LLP, were $2,200 for training materials in each of fiscal 2013 and 2012.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2014, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will re-evaluate their selection as the Company’s independent registered public accounting firm for fiscal 2014.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse for the compensation of our named executive officers as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board believes that our fiscal 2013 executive compensation programs were tailored to our company’s business strategies, aligned pay with performance and reflect many of the best practices regarding executive compensation. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2015 annual meeting of shareholders must be received by the Company by August 25, 2014, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2015 annual meeting. Any other shareholder proposal intended to be presented at the 2015 annual meeting, but not included in the Company’s Proxy Statement and related Proxy must be received by the Company on or before November 6, 2014.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2013, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Bryan K. Phillips, Corporate Secretary, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chair of the Board

Dated: December 23, 2013

Eden Prairie, Minnesota

SURMODICS, INC. 9924 WEST 74TH STREET EDEN PRAIRIE, MN 55344-3523

VOTE BY INTERNET

Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M64839-Z62122	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SURMODICS, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Class III Directors	☐	☐	☐
Nominees 01) José H. Bedoya 02) Susan E. Knight
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
					For	Against	Abstain
2. Set the number of directors at eight (8);					☐	☐	☐

3. Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2014; and					☐	☐	☐

4. To approve, in a non-binding advisory vote, the Company’s executive compensation.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/10K is available at www.proxyvote.com.

M64840-Z62122

SURMODICS, INC.

Annual Meeting of Shareholders

February 4, 2014 4:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary R. Maharaj and Andrew D. C. LaFrence, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 4, 2014 at SurModics’ corporate offices at 9924 West 74th Street in Eden Prairie, Minnesota, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side